Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
631-962-2000	Laura Siino (investors)
(212) 213-0006
OSI Pharmaceuticals Announces Three Additions to
Its 2006 Board of Director Slate
- David Niemiec, Skip Klein, Santo Costa are Nominated as New Directors -
MELVILLE, NY — April 21, 2006 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that the Nominating Committee of its Board of Directors has set the slate of nominees for election at the annual meeting of its stockholders to be held on June 14, 2006. The Nominating Committee has recommended that stockholders elect David Niemiec, Joseph “Skip” Klein III and Santo “Sandy” Costa in addition to the existing ten directors.
“The nomination of David, Skip and Sandy to the Company’s Board of Directors exemplifies our commitment to continually strengthening and broadening the expertise needed to provide the highest standards of corporate governance at the Board level,” stated Robert A. Ingram, Chairman of the Board of Directors of OSI Pharmaceuticals. “These three individuals bring particular expertise in the financial, legal, technical and corporate governance arenas as well as extensive Wall Street experience. They will add to the existing strength and combined experience of the OSI Board as we continue to provide oversight and support to the Company’s goal of building a top-tier biotechnology company”.
Sandy Costa, 60, is currently Of Counsel at the law firm Maupin Taylor, P.A. Mr. Costa previously held several positions with Quintiles Transnational Corp., including President and Chief Operating Officer and Vice-Chairman. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as Senior Vice President, Administration and General Counsel of Glaxo Inc. where he also sat on the company’s board of directors. In addition, Mr. Costa sits on the board of directors of NPS Pharmaceuticals, CV Therapeutics Inc., DigiScripts, LaboPharm, Constella Group and is Chairman of NeuroMedix. Mr. Costa is an adjunct professor in the clinical research program at the Campbell University School of Pharmacy. He also sits on the Board of the Duke Cancer Patient Support Program and the Duke University Medical Center Board of Visitors. Mr. Costa received his B.S. in pharmacy and his J.D. from St. John’s University.
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Skip Klein, 45, is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceutical companies, which he founded in March 1998. In addition to his investment advisory and financial consulting activities, Mr. Klein currently serves as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. As an active life sciences investor and industry analyst, Mr. Klein has over 15 years of experience finding and analyzing life sciences opportunities for mutual funds, investment banks and biopharmaceutical companies. Mr. Klein serves on the board of directors of four publicly traded biotechnology companies: Biomarin Pharmaceutical, Inc.; Clinical Data, Inc.; ISIS Pharmaceuticals, Inc. and NPS Pharmaceuticals, Inc. Mr. Klein earned his B.A. in economics from Yale University and his M.B.A. from the Stanford Graduate School of Business.
David W. Niemiec, 56, is a private equity investor and an Advisor to Saratoga Partners, a middle market private equity firm. Mr. Niemiec was formerly with the investment banking firm of Dillon, Read & Co. Inc., where he was Vice Chairman of the board of directors, a member of the firm’s four-person Management Committee, Chief Administrative Officer and Chief Financial Officer. Mr. Niemiec has over 20 years of private equity experience, in part through his involvement in Dillon Read’s direct investment program involving more than 100 portfolio companies. He is currently a member of the board of directors of Emeritus Corporation, as well as a director and trustee of various Templeton Funds, which are internationally oriented mutual funds of the Franklin Templeton Investments group. Mr. Niemiec received his B.A. from Harvard College and his M.B.A. from Harvard Business School.
OSI also announced that its Board has adopted a retirement policy for directors at age 72. In accordance with the new policy, Sir Mark Richmond, Ph.D., has advised the Company that, pending his re-election for the 2006-7 term, he will retire from his position as a Director at the end of 2006 thereby facilitating an appropriate transition period with the new directors. The Board of Directors also announced its intention to cap the number of directors serving on the Board at 12 following Sir Mark Richmond’s retirement.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.

Where You Can Find Additional Information
OSI intends to file a Proxy Statement with the Securities and Exchange Commission (SEC) in connection with OSI’s Annual Meeting of Stockholders to be held on June 14, 2006. The Proxy Statement will be mailed to the stockholders of OSI to consider and vote upon matters including the election of directors. Investors and stockholders are urged to carefully read the Proxy Statement filed with the SEC when it becomes available because it will contain important information. Investors and stockholders may obtain free copies of this document (when it is available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. These documents can also be obtained for free from OSI by directing a request to OSI Investor Relations at 631-962-2000.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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